CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this registration statement on Form N-1A (the "Registration
Statement") of our report dated January 24, 1997, relating to the statement of assets and liabilities of AMquest Matrix Income Fund, AMquest Matrix Total Return
Fund, and AMquest Matrix Growth Fund, comprising
AMquest Matrix Funds, Inc., which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration
Statement. We also consent to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information.


/s/ Price Waterhouse LLP

Price Waterhouse LLP
Milwaukee, Wisconsin
January 30, 1997